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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
netGuru, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 333-111017, 333-29747, 333-72095, and 333-84184) on Form S-8 and in the
Registration Statements (Nos. 333-112181, 333-109517, 333-100651, 333-40564,
333-51406, and 333-124920) on Form S-3 of netGuru, Inc. of our report dated June 26, 2006, relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years ended March 31, 2006 and 2005, which report appears in the March 31, 2006 annual report on Form 10-KSB of netGuru, Inc. Our report dated June 26, 2006 contains an explanatory paragraph that states the Company has experienced losses and negative cash flows from operations, sold a significant portion of its operating assets and made a partial liquidating distribution to stockholders during the year ended March 31, 2006 and is contemplating the sale of additional operating assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                         /s/ Haskell & White LLP
Irvine, California
June 29, 2006